UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  January 19, 2012

EL PASO CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	1-14365	76-0568816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

El Paso Building
1001 Louisiana Street
Houston, Texas 77002
(Address of principal executive offices) (Zip Code)

(713) 420-2600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 19, 2012, El Paso Corporation (the “Company”) approved the inclusion of Brent J. Smolik, Executive Vice President and President of EP Energy Corporation, in a retention plan for full-time employees of the Company who primarily provide services to the Company’s exploration and production business (the “Retention Plan”).  Retention bonuses under the Retention Plan are earned based in part on the continued performance of services, in part on the attainment of specified levels of gross sale proceeds in respect of EP Energy business assets sold no later than twelve months after the consummation of the transactions contemplated in the Agreement and Plan of Merger entered into by, among others, Kinder Morgan, Inc. and the Company on October 16, 2011, and in part on the specific time at which such assets are sold.  As a participant in the Retention Plan, Mr. Smolik will be eligible to earn a retention bonus in an amount expressed as a percentage interest in a pool, the value of which (as described above) depends on the attainment of the level of gross sale proceeds and on the time at which such assets are sold, which is not determinable at this time.  Mr. Smolik’s percentage interest in the pool will be no less than 12.97%.  Assuming $8.0 billion in gross sale proceeds and the EP Energy business assets are sold on or within 30 days following the closing of the merger between Kinder Morgan, Inc. and the Company, Mr. Smolik’s payment would be no less than approximately $810,625.

The terms and conditions of the Retention Plan and Mr. Smolik’s interest therein are qualified in their entirety by reference to the actual Retention Plan document and the applicable form of award letter adopted thereunder, copies of which are filed herewith as Exhibits 10.A and 10.B, respectively.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.A	El Paso Corporation – EP Energy Employee Retention Plan
10.B	Form of Tier II-A Participant Award Letter adopted under El Paso Corporation – EP Energy Employee Retention Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO CORPORATION

	By:	/s/ John R. Sult
John R. Sult
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

Dated: January 24, 2012

EXHIBIT INDEX

Exhibit Number	Description
10.A	El Paso Corporation – EP Energy Employee Retention Plan
10.B	Form of Tier II-A Participant Award Letter adopted under El Paso Corporation – EP Energy Employee Retention Plan